Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Cypress Station Medical Office Building in Houston

SANTA ANA, Calif. (March 31, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Cypress Station Medical Office Building in Houston.

Located at 1140 Cypress Station, the structure is a newly renovated, three-story multi-tenant medical office building. Built on approximately 2.6 acres, Cypress Station Medical Office Building consists of approximately 54,000 square feet of gross leaseable area and includes on-site training and conference rooms, a full-service lunch area, an independent back-up generator and 272 parking spaces. The property is 100 percent leased and offers easy access to nearby FM 1960 and Interstate 75.

“Cypress Station Medical Office Building is adjacent to Houston Northwest Medical Center, one of the largest providers of healthcare services in the North Houston area,” said Danny Prosky, Vice President, Acquisitions, Grubb & Ellis Healthcare REIT. “The property is within four blocks of Triumph Hospital Northwest, also owned by Grubb & Ellis Healthcare REIT. The close proximity to these hospitals is an attractive factor in our acquisition selection process.”

The Triumph Hospital Northwest building was acquired by Grubb & Ellis Healthcare REIT in June 2007 as part of the Triumph Hospital Portfolio. Triumph Hospital Northwest is a single-story 114-bed licensed long-term acute care center.

Houston Northwest Medical Center, a 430-bed hospital, offers comprehensive patient care, including orthopedic, rehabilitation, surgical and cardiovascular services.

Houston Northwest Medical Center has received numerous awards from HealthGrades, the nation’s leading independent healthcare rating company. Some of these awards include the 2008 HealthGrades Stroke Care Excellence Award, General Surgery Excellence Award, Maternity Care Excellence Award and for three consecutive years, the Gastrointestinal Care Excellence Award. HealthGrades has awarded the hospital a five star rating for back and neck surgery and overall pulmonary services. It has also been designated a Bariatric Surgery Center of Excellence by the American Society for Metabolic and Bariatric Surgery.

Financing for the acquisition was primarily provided by National City Bank.

As of March 21, 2008, Grubb & Ellis Healthcare REIT has sold approximately 26.9 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $268 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent annum and as of March 26, 2008, has made 25 geographically-diverse acquisitions with a total portfolio valued at approximately $479 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.